Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Statements, Incorporation by Reference” and “Financial Statements” included in the Statement of Additional Information and to the incorporation by reference of our report, dated February 7, 2007, on the financial statements and financial highlights of The Gateway Trust for the year ended December 31, 2006 included in the Prospectus/Proxy Statement of the Gateway Trust on Form N-14. We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our report, dated February 7, 2007, on the financial statements and financial highlights for the year ended December 31, 2006 of the Gateway Fund of The Gateway Trust on Form N-1A of The Gateway Trust (File No. 002-59895) dated May 1, 2007.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

October 23, 2007